Exhibit 99.1

Merrill Lynch Japan Securities Co., Ltd. Nihonbashi 1-chome Mitsui Building 1-4-1 Nihonbashi, Chuo-ku Tokyo 103-8230 Japan

November 21, 2016

The Board of Directors

TonenGeneral Sekiyu K.K

W Building, 1-8-15 Kohnan, Minato-ku, Tokyo

Members of the Board of Directors:

We hereby consent (i) to the inclusion of our opinion letter, dated August 31, 2016, to the Board of Directors of TonenGeneral Sekiyu K.K (“TonenGeneral”) as Appendix B to the Prospectus that forms a part of the Registration Statement on Form F-4 relating to the share exchange between the two companies under the Companies Act of Japan pursuant to which all of the shares of TonenGeneral will be exchanged for shares of JX Holdings, Inc., and (ii) to the references to such opinion and to our name in such Prospectus in the sections entitled “Risk Factors — Risks Related to the Share Exchange”, “The Share Exchange — Background of the Share Exchange”, “— Determination of the TonenGeneral Board of Directors” and “— Opinions of TonenGeneral’s Financial Advisors — Opinion of Merrill Lynch Japan Securities Co., Ltd.”. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch Japan Securities Co., Ltd.

MERRILL LYNCH JAPAN SECURITIES CO., LTD